EXHIBIT 23(a)

Independent Auditor’s Consent

The Board of Directors

Cybex International, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-34309) and in the registration statements on Form S-8 (Nos. 333-79899, 333-29045, 2-79563, 33-46109, 33-46110, 33-48124, 33-59947, 33-59945, 333-97379, and 333-97377) of Cybex International, Inc. of our report dated February 7, 2003, except as to Note 13, which is as of March 31, 2003, with respect to the consolidated balance sheet of Cybex International, Inc. and subsidiaries as of December 31, 2002 and the related consolidated statements of operations, stockholders’ equity and other comprehensive loss, and cash flows for the year ended December 31, 2002 and the related consolidated financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of Cybex International, Inc.

Our report dated February 7, 2003, except as to Note 13, which is as of March 31, 2003, contains an explanatory paragraph that states that the Company would not have sufficient funds to pay the full amount due under the Restated Credit Agreement that expires on December 31, 2003 in the event the banks demanded payment in full. This matter raises substantial doubt about the Company’s ability to continue as a going concern. The 2002 consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangibles.” Our report refers to our audit of the disclosures that were added to revise the 2001 and 2000 consolidated financial statements, as more fully described in Note 2 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such disclosures.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 14, 2003